Exhibit 99.1

IGM Biosciences Announces Refocusing of Sanofi Collaboration

– Agreement focuses on immunology/inflammation, aligning with Sanofi's ongoing commitment to advancing therapies for patients across multiple inflammatory diseases –

MOUNTAIN VIEW, Calif., April 17, 2024 – IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical-stage biotechnology company creating and developing engineered IgM antibodies, today announced that the Company's exclusive worldwide collaboration agreement with Sanofi to create and develop IgM agonist antibodies will now focus exclusively on immunology/inflammation targets. IGM will retain global rights to its proprietary technology related to the oncology targets nominated by Sanofi under the collaboration.

“We are very pleased with our collaboration with Sanofi and with the preclinical data that we have generated in both the immunology/inflammation and the oncology portions of the collaboration," said Fred Schwarzer, Chief Executive Officer of IGM Biosciences. "As we assess next steps with respect to these oncology targets, our top internal priorities remain our clinical-stage oncology and autoimmune programs."

Terms of the Collaboration

As previously announced, under the terms of the collaboration agreement, for each of the three Sanofi designated immunology/inflammation targets, IGM will lead research and development activities and assume related costs through the completion of a Phase 1 clinical trial for up to two constructs directed to each target, after which Sanofi will be responsible for all future development and commercialization activities and associated costs. IGM will be eligible to receive up to $1,065 million in aggregate development, regulatory and commercial milestones per target as well as tiered high single-digit to low-teen royalties on global net sales.

About IGM Biosciences, Inc.

IGM Biosciences is a clinical-stage biotechnology company committed to developing and delivering a new class of medicines to treat patients with cancer and autoimmune and inflammatory diseases. IGM’s pipeline of clinical and preclinical assets is based on the IgM antibody, which has 10 binding sites compared to conventional IgG antibodies with only 2 binding sites. IGM also has an exclusive worldwide collaboration agreement with Sanofi to create and develop IgM agonist antibodies against immunology and inflammation targets. For more information, please visit www.igmbio.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements are not based on historical fact and include, but are not limited to: the potential of, and expectations regarding, IGM’s technology platform and its IgM antibodies; expectations regarding the collaboration between IGM and Sanofi, including all financial aspects of the collaboration; the potential benefits and results of the collaboration; plans and expectations regarding research, development and commercialization efforts and activities; and statements by IGM’s Chief Executive Officer. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially, including but not limited to: IGM’s early stages of clinical drug development; risks related to the use of engineered IgM antibodies, which is a novel and unproven therapeutic approach; IGM’s ability to demonstrate the safety and efficacy of its product candidates; IGM's ability to successfully and timely advance its product candidates through clinical trials; IGM’s ability to enroll patients in its clinical trials; the potential for the results of clinical trials to differ from preclinical, preliminary, initial or expected results; the risk of significant adverse events, toxicities or other undesirable side effects; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the collaboration agreement with Sanofi, either in whole or in part; IGM's ability to successfully manufacture and supply its product candidates for clinical trials; the potential impact of continuing or worsening supply chain constraints; the risk that all necessary regulatory approvals cannot be obtained for IGM's product candidates; the potential market for IGM’s product candidates, and the progress and success of alternative therapeutics currently available or in development; IGM’s ability to obtain additional capital to finance its operations; uncertainties related to the projections of the size of patient populations suffering from the diseases IGM is targeting; IGM’s ability to obtain, maintain and protect its intellectual property rights; developments relating to IGM’s competitors and its industry, including competing product candidates and therapies; any potential delays or disruptions resulting from catastrophic events, including epidemics or other outbreaks of infectious disease; general economic and market conditions, including inflation; and other risks and uncertainties, including those more fully described in IGM’s filings with the Securities and Exchange Commission (SEC), including IGM’s Annual Report on Form 10-K filed with the SEC on March 7, 2024 and in IGM’s future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and IGM specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contact:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com